Exhibit 10.2

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of October 16, 2025, is by and among Bakkt Holdings, Inc.(the “Corporate Taxpayer”), Akshay Sudhir Naheta (“AN”) and Intercontinental Exchange Holdings, Inc. (“ICE,” and together with AN, the “Contributors”). Unless context otherwise requires, capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Tax Receivable Agreement, dated as of October 15, 2021 (as amended or otherwise modified prior to the execution and delivery of this Agreement, the “TRA”).

WHEREAS, promptly following the execution and delivery of this Agreement, the Corporate Taxpayer will publicly announce a reorganization of certain of its entities that, if consummated, will result in the elimination of its umbrella partnership-C-corporation structure and the Corporate Taxpayer becoming a wholly owned subsidiary of a new holding company (“NewCo”) that will replace the Corporate Taxpayer as the public company trading on the New York Stock Exchange (the “Up-C Collapse”);

WHEREAS, the Corporate Taxpayer intends that for U.S. federal income tax purposes the Up-C Collapse and the Contributions will qualify as a nonrecognition transaction under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Corporate Taxpayer and the Contributors are agreeing to certain amendments to the TRA, in each case to be effective only immediately prior to and subject to the consummation of the Up-C Collapse (the “TRA Amendment”); and

WHEREAS, the Contributors are TRA Parties and, along with the Corporate Taxpayer, desire to enter into this Agreement, pursuant to which the Contributors agree that immediately prior to the effectiveness of the TRA Amendment, the Contributors shall contribute the Contributed Rights to NewCo in exchange for cash and shall contribute such cash to NewCo in exchange for newly issued common shares of NewCo, in each case upon the terms described herein and on a net-settled basis (the “Contributions”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Contribution. On the terms and subject to the conditions set forth in this Agreement, (i) each Contributor hereby agrees to transfer to NewCo, and NewCo agrees to acquire and accept from each Contributor, all of such Contributor’s respective rights, title, interests, and obligations under the TRA (the “Contributed Rights”) in exchange for a payment to such Contributor by NewCo of cash in an amount equal to the Early Termination Payment to which such Contributor would otherwise be entitled under the TRA (provided, the amount of such Early Termination Payment shall not exceed the applicable Early Termination Payment

Cap), and (ii) each Contributor agrees to contribute such amount of cash to NewCo, and NewCo agrees to issue to such Contributor in exchange therefor, such number of shares of Class A Common Stock of NewCo as shall be equal to the quotient of (A) the Early Termination Payment to which such Contributor would otherwise be entitled under the TRA (provided, the amount of such Early Termination Payment shall not exceed the applicable Early Termination Payment Cap) divided by (B) the “Minimum Price” as defined in NYSE Rule 312.04(h); provided, for purposes of determining the amount of the Early Termination Payment pursuant to this Section 1(a), the Early Termination Rate means 18% per annum, compounded annually; provided, further, that the parties hereto agree that the respective obligations of each Contributor and NewCo to transfer cash to each other in clauses (i) and (ii) above shall be net-settled and offset against one another. “Early Termination Payment Cap” means, in respect of a Contributor, the amount of an applicable Early Termination Payment in respect of such Contributor, calculated as if the applicable Early Termination Date is the date of the TRA Amendment.

2.

Intended Tax Treatment. The Corporate Taxpayer and the Contributors intend that for U.S. federal income tax purposes the Contributions will qualify for nonrecognition treatment under Section 351 of the Code, and agree to file all tax returns and information returns consistently with such treatment except as otherwise required by applicable law or as otherwise agreed between the parties.

3.	Effective Time. The Contributions shall be effective immediately prior to the effectiveness of the TRA Amendment.

4.	Representations and Warranties of the Contributors. Each Contributor hereby represents and warrants to the Corporate Taxpayer as follows:

(a)

Authority. Such Contributor has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Contributor and (assuming due authorization, execution and delivery by the Corporate Taxpayer and the other Contributor) shall constitute such Contributor’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.	Representations and Warranties of the Corporate Taxpayer. The Corporate Taxpayer hereby represents and warrants to each Contributor as follows:

(a)	Organization of the Corporate Taxpayer. The Corporate Taxpayer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)

Authority. The Corporate Taxpayer has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The Corporate Taxpayer has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Corporate Taxpayer and (assuming due authorization, execution and delivery by the Contributors) shall constitute the Corporate Taxpayer’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

6.

Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto hereby agrees to promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and other instruments, and to take, or cause to be taken, such further actions, in each case, as may be reasonably required to carry out the provisions of this Agreement.

7.

Miscellaneous. Sections 7.2, 7.4 through 7.9, 7.12, 7.13 and 7.15 of the TRA shall apply to this Agreement, mutatis mutandis. No amendment to the TRA shall be required to the extent any entity becomes a successor of any of the parties thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first above written.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name: Andrew Surdykowski Title: General Counsel

AKSHAY SUDHIR NAHETA

By:	/s/ Akshay Sudhir Naheta
Akshay Sudhir Naheta

[Signature Page to Contribution Agreement]